Exhibit 10.1

November 30, 2007

Kleanthis Xanthopoulos

6305 El Camino Del Teatro

La Jolla, CA  92037

Dear Kleanthis,

It is my pleasure to extend to you an offer to join Regulus Therapeutics, a joint venture between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, as President and CEO reporting to me. In this position, you will receive an annualized salary of $400,000 and be eligible for an incentive bonus targeted at 30% of your base salary (established by your Isis Senior Vice President Level). You will also receive $25,000 annually as a consultant to Alnylam. In addition, you will receive a one-time signing bonus of $200,000 ($100,000 to be paid by Regulus and $100,000 to be paid by Alnylam) payable your first week of employment.

As additional incentive, the management of Isis Pharmaceuticals and Alnylam Pharmaceuticals will each grant you an option to purchase 60,000 shares of common stock. The exercise price for the Isis options will be the fair market value on your first day of employment. Isis’ options will be non-qualified options and vest over a four-year period and contain the other terms described in Isis’ Stock Option Plan. Alnylam’s stock options will be non-qualified options and will be subject to the standard terms and conditions of the 2004 Alnylam Stock Option Plan, and the exercise price will be equal to the closing price of the common stock on your first day of employment at Isis. These options will vest over four years at the rate of 25% after twelve months of full-time active employment and then an additional 6.25% for each additional quarter of full-time active employment until after four full years when the option is fully vested.

Vesting of both Isis and Alnylam options will terminate December 31, 2009 (one year after Regulus becomes a C Corporation) as long as you continue to be an employee of Isis or Regulus.

Provided you are still an employee of Isis or Regulus on January 1, 2009, you will receive an option to purchase 5% ownership in Regulus based on a mutually agreed upon valuation at that time, exercisable at a price reflecting such valuation. If we cannot mutually agree on a valuation we will engage a mutually acceptable outside expert to do so.

Additionally, you will be provided the opportunity to enter into a severance agreement having the following terms:  18 months of salary continuation in “change of control” (e.g. Regulus is bought by Isis, Alnylam or a 3rd party) resulting in loss of job, elimination of the job or constructive termination. The severance agreement will also provide for 18 months of salary continuation if Isis or Alnylam is bought and you suffer a job loss, elimination of the job or constructive termination. The severance agreement will also provide for 18 months of salary continuation if fired for no cause. The severance agreement will contain a customary provision releasing Isis, Alnylam and Regulus from liability. Pending approval of the Isis, Alnylam and Regulus Boards of Directors, we will provide that your options immediately vest, if one of the above mentioned salary continuation events occur.

While you are an employee of Isis you will have the opportunity to participate in Isis’ employee benefits program, which includes medical, dental, life insurance and our 401(k) Retirement Plan and your vacation will begin accruing at the rate of three (3) weeks per year based on your anniversary date. If you have any questions, please feel free to contact Shannon Devers at (760) 603-3848.

On your first day of employment, please complete and bring with you the enclosed Employee Confidential Information and Inventions Agreement. You will also need to bring identification as listed on the back of the enclosed I-9 form, which is required as proof of eligibility-to-work.

If you accept this offer and the terms herein, please sign below and return the original as soon as possible. You may retain the enclosed signed copy for your records. We are anticipating a start date of Monday, December 3, 2007.

Sincerely,

/s/ Stanley T. Crooke

Stanley T. Crooke
Chairman and CEO
Isis Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Kleanthis Xanthopoulos, PhD
Kleanthis Xanthopoulos, PhD